AMENDED AND RESTATED
PARTICIPATION AGREEMENT
THIS AGREEMENT is made this 1st day of November, 2015, by and among Allianz Variable Insurance Products Fund of Funds Trust (the "Trust"), an open-end management investment company organized as a Delaware Business Trust, Allianz Life Insurance Company of New York, a life insurance company organized as a corporation under the laws of the State of New York, (the "Company"), on its own behalf and on behalf of each segregated asset account of the Company set forth in Schedule A, as may be amended from time to time (the "Accounts"), and Allianz Life Financial Services, LLC, a Minnesota limited liability company, the Trust's distributor (the "Distributor").
WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), as amended;
WHEREAS, the Trust and the Distributor desire that Trust shares be used as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by life insurance companies which have entered into fund participation agreements with the Trust (the "Participating Insurance Companies");
WHEREAS, the Company has registered or will register under the 1940 Act certain variable life insurance policies and variable annuity contracts, set forth in Schedule A, to be issued by the Company under which the Portfolios are to be made as investment vehicles (the "Contracts);
WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act unless an exemption from registration under the 1940 Act is available and the Trust has been so advised;
WHEREAS, the Company desires to use shares of the Portfolios indicated on Schedule A as investment vehicles for the Accounts;
WHEREAS, the Distributor is duly registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (hereinafter, the "1934 Act"), is a member in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and acts as principal underwriter of the shares of the Trust;

WHEREAS, the Trust, the Company and the Distributor are parties to that Participation Agreement, dated August 28, 2007, and the Trust and the Company are parties to that Rule 22c-2 Agreement, dated August 30, 2006; and

WHEREAS, the parties mutually desire to amend and restate such agreements, and to terminate such agreements on the effective date of this Agreement, on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I.
Purchase and Redemption of Trust Portfolio Shares
1.1.	For purposes of this Article I, the Company shall be the Trust's agent for the receipt from each account of purchase orders and requests for redemption pursuant to the Contracts relating to each Portfolio, provided that the Company receives such orders or requests prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund's prospectus (as of the date of execution of this Agreement, at the close of regular trading on the New York Stock Exchange, which is typically at 4:00 Eastern time), and provided further that the Company notifies the Trust of such purchase orders and requests for redemption by 9:00 a.m. Eastern time on the next following Business Day, as defined in Section 1.3.
1.2.	The Trust shall make shares of the Portfolios available to the Accounts at the net asset value next computed after receipt of a purchase order by the Trust (or its agent, including the Company), as established in accordance with the provisions of the then current prospectus of the Trust describing Portfolio purchase procedures. The Company will transmit orders from time to time to the Trust for the purchase and redemption of shares of the Portfolios. The Trustees of the Trust (the "Trustees") may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under Federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Portfolio.
1.3.	The Company shall pay for the purchase of shares of a Portfolio on behalf of an Account with federal funds to be transmitted by wire to the Trust, with the reasonable expectation of receipt by the Trust by 4:00 p.m. Eastern time on the same Business Day that the Trust (or its agent, not including the Company) receives the purchase order from the Company. Upon receipt by the Trust of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Trust for this purpose. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Trust calculates its net asset value pursuant to the rules of the Commission.
1.4.	The Trust will redeem for cash any full or fractional shares of any Portfolio, when requested by the Company on behalf of an Account, at the net asset value next computed after receipt by the Trust (or its agent, including the Company) of the request for redemption, as established in accordance with the provisions of the then current prospectus of the Trust describing Portfolio redemption procedures. The

Trust shall make payment for such shares in the manner established from time to time by the Trust. Proceeds of redemption with respect to a Portfolio will normally be paid to the Company for an Account in federal funds transmitted by wire to the Company by order of the Trust with the reasonable expectation of receipt by the Company by 4:00 p.m. Eastern time on the same Business Day that the Trust (or its agent, not including the Company) receives the request for redemption. Such payment may be delayed if, for example, the Portfolio's cash position so requires or if extraordinary market conditions exist, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act. The Trust reserves the right to suspend the right of redemption, consistent with Section 22(e) of the 1940 Act and any rules thereunder.
1.5.	Payments for the purchase of shares of the Trust's Portfolios by the Company under Section 1.3 and payments for the redemption of shares of the Trust's Portfolios under Section 1.4 on any Business Day may be netted against one another for the purpose of determining the amount of any wire transfer.
1.6.	Issuance and transfer of the Trust's Portfolio shares will be by book entry only. Stock certificates will not be issued to the Company or the Accounts. Portfolio shares purchased from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount of each account.
1.7.	The Trust shall furnish, on or before the ex-dividend date, notice to the Company of any income dividends or capital gain distributions payable on the shares of any Portfolio of the Trust. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio's shares in additional shares of that Portfolio. The Trust shall notify the Company of the number of shares so issued as payment of such dividends and distributions.
1.8.	The Trust shall calculate the net asset value of each Portfolio on each Business Day, as defined in Section 1.3. The Trust shall make the net asset value per share for each Portfolio available to the Company or its designated agent on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available to the Company by 6:30 p.m. Eastern time each Business Day. If the Trust provides materially incorrect share net asset value information, the number of shares purchased or redeemed shall be adjusted to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Company.
1.9.	The Trust agrees that its Portfolio shares will be sold only to Participating Insurance Companies and their segregated asset accounts, to the Fund Sponsor or its affiliates and to such other entities as any be permitted by Section 817(h) of the Code, the regulations hereunder, or judicial or administrative interpretations thereof. No shares of any Portfolio will be sold directly to the general public. The Company agrees that it will use Trust shares only for the purposes of funding the Contracts through the Accounts listed in Schedule A, as amended from time to time.
1.10.	The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding pass-through voting and conflicts of interest corresponding materially to those contained in Section 2.11 and Article IV of this Agreement.
1.11	If transactions in Trust shares are to be settled through the National Securities Clearing Corporation's ("NSCC") Mutual Fund Settlement, Entry and Registration Verification (Fund/SERV) system, the following provisions shall apply: Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby the shareholder purchases, redemptions, exchanges and transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system ("Networking"). For each Fund/SERV transaction, including a transaction establishing accounts with the Trust or its affiliate, the Company shall provide the Trust with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Trust to effect Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by the Company that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.
ARTICLE II.
Obligations of the Parties
2.1.	The Trust shall prepare and file with the Commission a registration statement under the Securities Act of 1933 as amended (the "1933 Act") and this Agreement shall not be effective until such registration has been declared effective by the Commission.
2.2.	The Trust shall prepare and be responsible for filing with the Commission and any state regulators requiring such filing all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and statements of additional information of the Trust. The Trust shall bear the costs of registration and qualification of shares of the Portfolios, preparation and filing of the documents listed in this Section 2.2 and all taxes to which an issuer is subject on the issuance and transfer of its shares.
2.3.	The Company shall distribute such prospectuses, proxy statements and periodic reports of the Trust to the Contract owners as required to be distributed to such Contract owners under applicable federal or state law.
2.4.	The Trust shall provide such documentation (including a final copy of the Trust's prospectus as set in type or in camera-ready copy) and other assistance as is reasonably necessary in order for the Company to print the current prospectus for the Contracts issued by the Company. The Trust shall bear the expense of printing copies of its current prospectus that will be distributed to existing Contract owners, and the Company shall bear the expense of printing copies of the Trust's prospectus that are used in connection with offering the Contracts issued by the Company.
2.5.	The Trust and the Distributor shall provide (1) at the Trust's expense, one copy of the Trust's current Statement of Additional Information ("SAI") to the Company and to any Contract owner who requests such SAI, (2) at the Company's expense, such additional copies of the Trust's current SAI as the Company shall reasonably request and that the Company shall require in accordance with applicable law in connection with offering the Contracts issued by the Company.
2.6.	The Trust, at its expense, shall provide the Company with copies of its proxy material, periodic reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably require for purposes of distributing to Contract owners. The Trust, at the Company's expense, shall provide the Company with copies of its periodic reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably request for use in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Trust shall provide such documentation (including a final copy of the Trust's proxy materials, periodic reports to shareholders and other communications to shareholders, as set in type or in camera-ready copy) and other assistance as reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners.
2.7.	The Company shall furnish, or cause to be furnished, to the Trust or its designee a copy of each Contract prospectus and/or statement of additional information describing the Contracts, each report to Contract owners, proxy statement, application for exemption or request for no-action letter in which the Trust or the Distributor is named contemporaneously with the filing of such document with the Commission. The Company shall furnish, or shall cause to be furnished, to the Trust or its designee each piece of sales literature or other promotional material in which the Trust or the Distributor is named, at least five Business Days prior to its use. No such material shall be used if the Trust or its designee reasonably objects to such use within three Business Days after receipt of such material.
2.8.	The Company shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust or the Distributor in connection with the sale of the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in sales literature or other promotional material approved by the Trust or its designee, except as required by legal process or regulatory authorities or with the prior written permission of the Trust, the Distributor or their respective designees. The Trust and the Distributor agree to respond to any request for approval on a prompt and timely basis. The Company shall adopt and implement procedures reasonably designed to ensure that "broker only" materials including information therein about the Trust or the Distributor are not distributed to existing or prospective Contract owners.
2.9.	The Trust shall use its best efforts to provide the Company, on a timely basis, with such information about the Trust, the Portfolios and the Distributor, in such form as the Company may reasonably require, as the Company shall reasonably request in connection with the preparation of registration statements, prospectuses and annual and semi-annual reports pertaining to the Contracts.
2.10.	The Trust and the Distributor shall not give, and agree that no affiliate of either of them shall give, any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Contracts (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved by the Company for distribution including sales literature or other promotional materials, except as required by legal process or regulatory authorities or with the prior written permission of the Company. The Company agrees to respond to any request for approval on a prompt and timely basis.
2.11.	So long as, and to the extent that, the Commission interprets the 1940 Act to require pass-through voting privileges for Contract owners, the Company will provide pass-through voting privileges to Contract owners whose cash values are invested, through the registered Accounts, in shares of one or more Portfolios of the Trust. The Trust shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Trust. With respect to each registered Account, the Company will vote shares of each Portfolio of the Trust held by a registered Account and for which no timely voting instructions from Contract owners are received in the same proportion as those shares for which voting instructions are received. The Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Portfolio shares held to fund the Contracts without the prior written consent of the Trust, which consent may be withheld in the Trust's sole discretion. The Company reserves the right, to the extent permitted by law, to vote shares held in any Account in its sole discretion.

2.12.	The Company and the Trust will each provide to the other information about the results of any regulatory examination relating to the Contracts or the Trust, including relevant portions of any "deficiency letter" and any response thereto.
2.13.	No compensation shall be paid by the Trust to the Company, or by the Company to the Trust, under this Agreement (except for specified expense reimbursements). However, nothing herein shall prevent the parties hereto from otherwise agreeing to perform, and arranging for appropriate compensation for, other services relating to the Trust, the Accounts or both.
2.14.	The Company shall take all such actions as are necessary under applicable federal and state law to permit the sale of the Contracts issued by the Company, including registering each Account as an investment company to the extent required under the 1940 Act, and registering the Contracts or interests in the Accounts under the Contracts to the extent required under the 1933 Act, and obtaining all necessary approvals to offer the Contracts from state insurance commissioners.
2.15.	The Company shall make every effort to maintain the treatment of the Contracts issued by the Company as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code, and shall notify the Trust and the Distributor immediately upon having a reasonable basis for believing that such Contracts have ceased to be so treated or that they might not be so treated in the future.
2.16.	The Company shall offer and sell the Contracts issued by the Company in accordance with the applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, FINRA rules and regulations, and state law respecting the offering of variable life insurance policies and variable annuity contracts.
2.17.	The Distributor shall sell and distribute the shares of the Portfolios of the Fund in accordance with the applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, FINRA rules and regulations, and state law.
2.18.	Each party hereto shall cooperate with each other party and all appropriate governmental authorities having jurisdiction (including, without limitation, the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
2.19	Use of Summary Prospectus. Should the Trust and the Company desire to distribute the prospectuses of the Trust pursuant to Rule 498 of the 1933 Act, the roles and responsibilities for complying with Rule 498 and other applicable laws are as follows:
(a)	The Terms "Summary Prospectus" and "Statutory Prospectus" shall have the same meanings as set forth in Rule 498.

(b)	The Trust represents, warrants and covenants that the availability of the Trust's Summary Prospectuses, Statutory Prospectuses and certain other Trust documents will comply with all applicable requirements of Rule 498, including, in particular, paragraph (e). The Trust shall provide the Company with copies of Summary Prospectuses in the same manner and at the same times as this Agreement requires that the Trust provide the Company with Statutory Prospectuses.
(c)	The Trust shall be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owners' requests for additional Trust documents made directly to the Trust; the Company shall be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owners' requests for additional Trust documents made directly to the Company. In connection with the Company's obligation to deliver the documents pursuant to a request made directly to it, the Company shall obtain all such documents from the Trust or the Distributor, and shall not alter, in any way, such documents.
(d)	The Company represents and warrants that any bundling and delivery of Summary Prospectuses and Statutory Prospectuses will be compliant with Rule 498(c) and the greater prominence requirements of 498(f)(2).
(e)	The Trust is not required to use or provide Summary Prospectuses, and may discontinue use of Summary Prospectuses at any time, provided, however, that if the Trust determines that it will end its use of Summary Prospectuses, the Trust or Distributor will provide the Company with at least 60 days' advance notice of its intent.
(f)	The Company is not required to use or distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Distributor and the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.
ARTICLE Ill.
Representations and Warranties
3.1.	The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of Minnesota, that it has legally and validly established each Account as a segregated asset account under such law, and that the Distributor is the principal underwriter for the Contracts.
3.2.	The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act and cause each Account to remain so registered to serve as a segregated asset account for the Contracts, unless an exemption from registration is available.

3.3.	The Company represents and warrants that the Contracts will be registered under the 1933 Act unless an exemption from registration is available prior to any issuance or sale of the Contracts; the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and the sale of the Contracts shall comply in all material respects with state insurance law suitability requirements.
3.4.	The Trust represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware and that it does and will comply in all material respects with the 1940 Act and the rules and regulations thereunder.
3.5.	The Trust represents and warrants that the Portfolio shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and sold in accordance with all applicable federal and state laws, and the Trust shall be registered under the 1940 Act prior to and at the time of any issuance or sale of such shares. The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Trust shall register and qualify its shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust.
3.6.	The Trust represents and warrants that the investments of each Portfolio will comply with the diversification requirements for variable annuity, endowment or life insurance contracts set forth in Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code", and the rules and regulations thereunder, including without limitation Treasury Regulation 1.817-5), and will notify the Company immediately upon having a reasonable basis for believing any Portfolio has ceased to comply or might not so comply and will immediately take all reasonable steps to adequately diversify the Portfolio to achieve compliance within the grace period afforded by Regulation 1.817-5.
3.7.	The Trust represents and warrants that it, its directors, officers, employees and others dealing with the money or securities, or both, of a Portfolio shall at all times be covered by a blanket fidelity bond or similar coverage for the benefit of the Trust in an amount not less than the minimum coverage required by Rule 17g-1 or other applicable regulations under the 1940 Act. Such bond shall include coverage for larceny and embezzlement and be issued by a reputable bonding company.
3.8.	The Distributor represents and warrants that it is duly organized and validly existing under the laws of the State of Minnesota and that it is registered, and will remain registered, during the term of this Agreement, as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.
ARTICLE IV.
Potential Conflicts
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ARTICLE V.
Indemnification
5.1.	Indemnification By the Company. The Company agrees to indemnify and hold harmless the Distributor, the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 5.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Contracts or Trust shares and:
(a)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement or prospectus for the Contracts or in the Contracts themselves or in sales literature generated or approved by the Company on behalf of the Contracts or accounts (or any amendment or supplement to any of the foregoing) (collectively, "Company Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Trust for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or
(b)	arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Trust Documents as defined in Section 5.2(a)) or wrongful conduct of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Trust shares; or
(c)	arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Trust Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Trust by or on behalf of the Company; or

(d)	arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or
(e)	arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company; or
(f)	arise out of or result from the provision by the Company to the Trust of insufficient or incorrect information regarding the purchase or sale of shares of any Portfolio, or the failure of the Company to provide such information on a timely basis.
5.2.	Indemnification by the Distributor. The Distributor agrees to indemnify and hold harmless the Company and each of its directors, officers, employees, and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act and the Trust and each of its Trustees, officers, employees and agents and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for the purposes of this Section 5.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor, which consent shall not be unreasonably withheld) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, "Losses"), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Contracts or Trust shares and:
(a)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus for the Trust (or any amendment or supplement thereto) (collectively, "Trust Documents" for the purposes of this Article V), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Distributor or the Trust by or on behalf of the Company for use in Trust documents or otherwise for use in connection with the sale of the Contracts or Trust shares; or
(b)	arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of the Distributor or persons under its control, with respect to the sale or acquisition of the Contracts or Portfolio shares; or

(c)	arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Distributor; or
(d)	arise out of or result from any failure by the Distributor to provide the services or furnish the materials required under the terms of this Agreement; or
(e)	arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor.
5.3.	None of the Company, the Trust or the Distributor shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against an Indemnified Party that arise from such Indemnified Party's willful misfeasance, bad faith or negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations or duties under this Agreement.
5.4.	None of the Company, the Trust or the Distributor shall be liable under the indemnification provisions of Sections 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party of any such claim will not relieve the indemnifying party from any liability which it may have to the Indemnified party in the absence of Sections 5.1 and 5.2.
5.5.	In case any such action is brought against an Indemnified Party, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.
ARTICLE VI.
Termination
6.1	This Agreement shall terminate:

(a)	at the option of any party upon 6 months advance written notice to the other parties, unless a shorter time is agreed to by the parties;
(b)	at the option of the Trust or the Distributor if the Contracts issued by the Company cease to qualify as annuity contracts or life insurance contracts, as applicable, under the Code (unless disqualification is caused by the Trust or the Distributor) or if the Contracts are not registered, issued or sold in accordance with applicable state and/or federal law; or
(c)	at the option of any party upon a determination by a majority of the Trustees of the Trust, or a majority of its disinterested Trustees, that a material irreconcilable conflict exists; or
(d)	at the option of the Company upon institution of formal proceedings against the Trust or the Distributor by FINRA, the SEC, or any state securities or insurance department or any other regulatory body regarding the Trust's or the Distributor's duties under this Agreement or related to the sale of Trust shares or the operation of the Trust; or
(e)	at the option of the Company if the Trust or a Portfolio fails to meet the diversification requirements specified in Section 3.6 hereof; or
(f)	at the option of the Company if shares of the Series are not reasonably available to meet the requirements of the Contracts issued by the Company, as determined by the Company, and upon prompt notice by the Company to the other parties; or
(g)	at the option of the Company in the event any of the shares of the Portfolio are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or
(h)	at the option of the Distributor if it shall determine in its sole judgment exercised in good faith, that the Company and/or its affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or
(i)	immediately, in the event the Distributor ceases, for any reason, to act in the capacity of distributor for the Trust and its shares.
6.2.	Notwithstanding any termination of this Agreement, the Trust shall, at the option of the Company, continue to make available additional shares of any Portfolio and redeem shares of any Portfolio pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement.

6.3.	The provisions of Article V and all warranties under Article III shall survive the termination of this Agreement, and the provisions of Article IV and Section 2.11 shall survive the termination of this Agreement as long as shares of the Trust are held on behalf of Contract owners in accordance with Section 6.2.
ARTICLE VII.
Compliance with Rule 22c-1
7.1	Definitions. For purposes of this Article VII:
(a)	the term "Portfolio" does not include any "excepted funds" as defined in SEC Rules 22c-2(b) under the 1940 Act;
(b)	the term "Units" means the interests of Contract owners corresponding to the redeemable securities of record issued by a Portfolio under the 1940 Act that are held by the Company through the Accounts;
(c)	the term "written" includes electronic writings and facsimile transmissions.
7.2 Agreement to Provide Information.
(a)	The Company agrees to provide to the Trust, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Contract owner(s) of the account and the amount, date, name, or other identifier of any investment professional(s) associated with the Contract owner(s) or account, if known, and transaction type of every purchase, redemption, transfer, or exchange of Units held through an account maintained by the Company during the period covered by the request.
(b)	Requests must set forth a specific period, generally not to exceed a period of 180 days ending on the date of the request, for which transaction information is sought; provided, however, that the Trust may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Trust.
(c)	The Company agrees to transmit the requested information that is on its books and records to the Trust or its designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Company's books and records, the Company agrees to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the Contract owner that the requested information will be provided directly to the Trust promptly; or (iii) if directed by the Trust, block further purchases of Portfolio shares for the benefit of such Contract owner. In such instance, the Company agrees to inform the Trust whether it plans to perform (i), (ii), or (iii). Any response required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.
(d)	The Trust agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Company.
7.3 Agreement to Restrict Trading.
(a)	The Company agrees to execute written instructions from the Trust to restrict or prohibit further purchases or exchanges of shares for the benefit of a Contract owner who has been identified by the Trust as having engaged in transactions of a Portfolio's shares, directly or indirectly through the Company's account, that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding shares of a Portfolio.
(b)	Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s), or other agreed upon information to which the instruction relates.
7.3 Timing of Response.
(a)	The Company agrees to execute any instruction given by the Trust under this Section as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Company.
(b)	The Company must provide written confirmation to the Trust that instructions given under this Section have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after such instructions have been executed.
ARTICLE VIII.
Anti-Money Laundering/USA PATRIOT Act
The Company hereby certifies that it has established and maintains an anti-money laundering ("AML") program that includes written policies, procedures and internal controls reasonably designed to identify its Contract owners and has undertaken appropriate due diligence efforts to "know its customers" in accordance with all applicable anti-money laundering regulations in its jurisdiction including, but not limited to, the USA PATRIOT Act of 2001 (the "Patriot Act"). The Company further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act and any other applicable regulations. The Company agrees to provide the Trust with such information as it may reasonably request, including but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Trust to fulfill its obligations, if any, under the Patriot Act.

ARTICLE IX.
Notices
Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.
If to the Trust:
Allianz Variable Insurance Products Fund of Funds Trust
5701 Golden Hills Drive
Minneapolis, MN 55416
Attn: Chief Legal Officer

If to the Distributor:
Allianz Life Financial Services, LLC
5701 Golden Hills Drive
Minneapolis, MN 55416
Attn: Chief Legal Officer

If to the Company:
Allianz Life Insurance Company of New York
5701 Golden Hills Drive
Minneapolis, MN 55416
Attn: Chief Legal Officer
ARTICLE X.
Miscellaneous
10.1.	The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
10.2.	This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.
10.3.	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
10.4.	This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Minnesota. It shall also be subject to the provisions of the federal securities laws and the rules and regulations thereunder and to any orders of the Commission granting exemptive relief therefrom and the conditions of such orders. Copies of any such orders shall be promptly forwarded by the Trust to the Company.

10.5.	All liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Trust and no Trustee, officer, agent or holder of shares of beneficial interest of the Trust shall be personally liable for any such liabilities.
10.6.	Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Commission, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.
10.7.	The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.
10.8.	This Agreement shall not be exclusive in any respect.
10.9.	Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without prior written approval of the other party.
10.10.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties.
10.11.	Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party to disclose to the other party(ies) certain "Confidential Information." Confidential Information means non-public, proprietary information, data or know-how of the disclosing party, including, but not limited to, personal information of the disclosing party's customers. No party will use another party's Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party's Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the disclosing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the disclosing party; or (vi) disclosed pursuant to the requirements of law, regulation or court order.
Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information.  Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the disclosing party, and to notify the disclosing party in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement.  Each party further agrees to provide the disclosing party with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.
Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the state of Minnesota relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.
The provisions found in this Section 10.11 will survive any expiration or termination of the Agreement.
IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement as of the date and year first above written.

Allianz Life Financial Services, LLC

By: /s/ Corey Walther
Name: Corey Walther
Title: Chief Operating Officer

Allianz Variable Insurance Products Fund of Funds Trust

By: /s/ Jeremy Smith
Name: Jeremy Smith
Title: VP, Investments

Allianz Life Insurance Company of New York America

By: /s/ Brian Muench
Name: Brian Muench
Title: Vice President, Investments

SCHEDULE A

The term "Portfolio" of the Trust will include any currently offered class of any Portfolio of the Trust, as well as any Portfolio of the Trust or any share class of any Portfolio created subsequent to the date hereof.
The "Accounts" – Segregated Asset Accounts of the Company

Allianz Life of NY Variable Account C
The "Contracts"

All variable life insurance policies and/or variable annuity contracts issued by Allianz Life Variable Account C, whether now existing or subsequently created